Exhibit (h)(94)

ALPS ADVISORS, INC.

1290 Broadway, Suite 1100

Denver, CO 80203

December 11, 2018

Mr. Edmund J. Burke, President

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, CO 80203

Re:	Clough China Fund (the “Fund”) of the Financial Investors Trust (the “Trust”)

Dear Mr. Burke:

This letter confirms ALPS Advisors, Inc.’s (the “Adviser”) agreement with the Trust to contractually limit the total amount of the “Advisory Fee” and “Other Expenses” that it is entitled to receive from the Fund.

To the extent the Total Annual Fund Operating Expenses (as defined in Item 3 to Form N-1A), after such expense reimbursement and/or fee waiver (excluding Acquired Fund Fees and Expenses, interest, taxes, brokerage costs and commissions, dividend and interest expense on short sales, litigation, indemnification, and extraordinary expenses as determined under generally accepted accounting principles) exceed 1.70% for Class I shares, 1.95% for Class A and Investor Class shares, and 2.70% for Class C shares through February 28, 2020, the Adviser will reduce the fee payable with respect to the Fund to the extent of such excess and/or shall reimburse the Fund (or class as applicable) by the amount of such excess. The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

The Adviser will be permitted to recapture, on a class-by-class basis, expenses it has borne through this letter agreement to the extent that the Fund’s expenses in later periods fall below the annual rates set forth in this letter agreement or in previous letter agreements; provided however, that such recapture payments do not cause the Fund’s expense ratio (after recapture) to exceed the lesser of (i) the expense cap in effect at the time of the waiver and (ii) the expense cap in effect at the time of the recapture. Notwithstanding the foregoing, the Fund will not be obligated to pay any such deferred fees and expenses more than thirty-six months after the date on which the fees or expenses were deferred, as calculated on a monthly basis.

The Adviser further agrees that such fee waivers and reimbursements for the Fund are effective as of March 1, 2019 and shall continue through February 28, 2020, unless extended by agreement of the parties.

ALPS ADVISORS, INC.

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President

Your signature below acknowledges acceptance of this letter agreement:

FINANCIAL INVESTORS TRUST

By:	/s/ Edmund J. Burke
Name:	Edmund J. Burke
Title:	President